EXHIBIT 4.4

SOUTHERN UNION COMPANY

AND

JPMORGAN CHASE BANK, N.A.

as Trustee

SUPPLEMENTAL INDENTURE NO. 2

Dated as of February 11, 2005

THIS SUPPLEMENTAL INDENTURE No. 2 (this “Supplemental Indenture”), dated as of February 11, 2005, is between SOUTHERN UNION COMPANY, a Delaware corporation (the “Company”), and JPMORGAN CHASE BANK, N.A. (formerly known as JPMorgan Chase Bank), as Trustee (the “Trustee”).

R E C I T A L S

WHEREAS, the Company has heretofore executed and delivered to the Trustee an Indenture, dated as of January 31, 1994 (the “Base Indenture” and, as further supplemented by this Supplemental Indenture, the “Indenture”), providing for the issuance from time to time of series of the Company’s Securities (as defined in the Base Indenture);

WHEREAS, Section 901(7) of the Base Indenture provides for the Company and the Trustee to enter into an indenture supplemental to the Base Indenture to establish the form or terms of Securities of any series as permitted by Sections 201 or 301 of the Base Indenture;

WHEREAS, pursuant to Section 301 of the Base Indenture, the Company wishes to provide for the issuance of a new series of Securities to be known as its 4.375% Senior Notes initially due February 16, 2010 (the “Senior Notes”), the form and terms of such Senior Notes and the terms, provisions and conditions thereof to be set forth as provided in this Supplemental Indenture;

WHEREAS, the Company has requested that the Trustee execute and deliver this Supplemental Indenture and all requirements necessary to make this Supplemental Indenture a valid, binding and enforceable instrument in accordance with its terms, and to make the Senior Notes, when executed by the Company and authenticated and delivered by the Trustee, the valid, binding and enforceable obligations of the Company, have been done and performed, and the execution and delivery of this Supplemental Indenture has been duly authorized in all respects.

NOW, THEREFORE, in consideration of the covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE 1
Definitions

Section 1.01.  Relation to Base Indenture.   This Supplemental Indenture constitutes an integral part of the Base Indenture.

Section 1.02.  Definition of Terms.  For all purposes of this Supplemental Indenture:

(a)       Capitalized terms used herein without definition shall have the meanings specified in the Base Indenture, or, if not defined in the Base Indenture, in the Purchase Contract and Pledge Agreement or the Remarketing Agreement;

(b)      a term defined anywhere in this Supplemental Indenture has the same meaning throughout;

(c)       the singular includes the plural and vice versa;

(d)      headings are for convenience of reference only and do not affect interpretation;

(e)       the following terms have the meanings given to them in this Article 1:

“Applicable Principal Amount” means the aggregate principal amount of the Senior Notes that are components of Corporate Units.

“Business Day” means any day other than a Saturday or Sunday or any other day on which banking institutions and trust companies in New York City, New York are permitted or required by applicable law to remain closed or a day on which the Indenture Trustee or the Collateral Agent is closed for business.

“Contract Settlement Price” shall have the meaning set forth in Section 7.01(c)(iv)(B).

“Corporate Units” shall have the meaning specified in the Purchase Contract and Pledge Agreement.

“Depositary” means a clearing agency registered under Section 17A of the Securities Exchange Act of 1934, as amended, that is designated to act as Depositary for the Corporate Units pursuant to the Purchase Contract and Pledge Agreement.

“Depositary Participant” means a broker, dealer, bank, other financial institution or other Person for whom from time to time the Depositary effects book entry transfers and pledges of securities deposited with the Depositary.

“Failed Remarketing” shall have the meaning specified in the Purchase Contract and Pledge Agreement.

“Global Senior Notes” shall have the meaning set forth in Section 2.04.

“Interest Payment Dates” shall have the meaning set forth in Section 2.05(b).

“Interest Rate” shall have the meaning set forth in Section 2.05(a).

“Minimum Price” shall have the meaning set forth in Section 7.01(h).

“Purchase Contract and Pledge Agreement” means the Purchase Contract and Pledge Agreement, dated as of February 11, 2005, between the Company and JPMorgan Chase Bank, N.A., as Purchase Contract Agent, collateral agent, custodial agent and securities intermediary, as amended from time to time.

“Purchase Contracts” and “Purchase Contract” shall have their respective meanings specified in the Purchase Contract and Pledge Agreement.

“Purchase Contract Settlement Date” means February 16, 2008.

“Put Price” shall have the meaning set forth in Section 7.04(a).

“Put Right” shall have the meaning set forth in Section 7.04(a).

“Quarterly Interest Payment Date” shall have the meaning set forth in Section 2.05(b).

“Quotation Agent” means any primary U.S. government securities dealer selected by the Company.

“Record Date” means, with respect to any Interest Payment Date for the Senior Notes, the first Business Day of the calendar month in which such Interest Payment Date falls;  provided that the Company may, at its option, select any other day as the Record Date for any Interest Payment Date so long as (i) such Record Date selected is more than one Business Day but less than sixty Business Days prior to such Interest Payment Date and (ii) at least ten Business Days prior to the new Record Date for such Interest Payment Date, the Company notifies the Purchase Contract Agent in writing of the new Record Date and instructs the Purchase Contract Agent to notify the Holders of such Record Date.

“Redemption Amount” shall mean, for each Senior Note, an amount equal to the product of the principal amount of that Senior Note and a fraction, the numerator of which is the Tax Event Treasury Portfolio Purchase Price and the denominator of which is the Applicable Principal Amount.

“Redemption Price” shall mean, for each Senior Note, the Redemption Amount plus any accrued and unpaid interest on such Senior Note to but excluding the Tax Event Redemption Date.

“Remarketed Senior Notes” shall have the meaning set forth in Section 7.01(i).

“Remarketing Agent” shall mean the Remarketing Agent designated by the Company under the Remarketing Agreement.

“Remarketing Agreement” means the Remarketing Agreement to be entered into among the Company, the Remarketing Agent, and JPMorgan Chase Bank, N.A., as Purchase Contract Agent, as amended from time to time.

“Remarketing Announcement” shall have the meaning set forth in Section 7.01(c).

“Remarketing Announcement Date” means the sixth Business Day immediately preceding the first Remarketing Date of any Three-Day Remarketing Period during the Period for Early Remarketing, and for the Final Three-Day Remarketing Period, the third Business Day immediately preceding the first Remarketing Date of the Final Three-Day Remarketing Period.

“Remarketing Price” shall have the meaning set forth in Section 7.01(c)(iv)(A).

“Remarketing Treasury Portfolio” shall have the meaning specified in the Purchase Contract and Pledge Agreement.

“Remarketing Treasury Portfolio Purchase Price” shall have the meaning specified in the Purchase Contract and Pledge Agreement.

“Reset Date” means, (i) in connection with a Successful Remarketing of the Senior Notes during the Period for Early Remarketing, the third Business Day immediately following the Remarketing Date on which the Senior Notes are successfully remarketed and, (ii) in connection with a Successful Remarketing of the Senior Notes on any of the Remarketing Dates during the Final Three-Day Remarketing Period, February 16, 2008.

“Reset Rate” means the interest rate per annum, calculated in accordance with Section 7.02(a) below, on the Senior Notes to be in effect on and after the Reset Date.

“Separate Senior Notes” means Senior Notes that are no longer a component of Corporate Units.

“Separate Senior Notes Purchase Price” shall have the meaning specified in the Purchase Contract and Pledge Agreement.

“Stated Maturity” shall have the meaning specified in Section 2.02.

“Subsequent Interest Payment Date” means, following the Reset Date, each semi-annual interest payment date established by the Company on the Remarketing Date on which the Senior Notes are successfully remarketed.

“Successful Remarketing” shall have the meaning specified in the Purchase Contract and Pledge Agreement.

“Successful Remarketing Date” means the Remarketing Date on which the Senior Notes are successfully remarketed in accordance with the provisions of the Remarketing Agreement.

“Tax Event” means the receipt by the Company of an opinion of counsel, rendered by a law firm having a recognized national law practice, to the effect that, as a result of any amendment to, change in or announced proposed change in the laws (or any regulations thereunder) of the United States or any political subdivision or taxing authority thereof or therein, or as a result of any official administrative decision, pronouncement, judicial decision or action interpreting or applying such laws or regulations, which amendment or change is effective or which proposed change, pronouncement, action or decision is announced on or after the date hereof, there is more than an insubstantial increase in the risk that interest payable by the Company on the Senior Notes is not, or within 90 days of the date of such opinion, will not be, deductible by the Company, in whole or in part, for United States federal income tax purposes.

“Tax Event Redemption” means the redemption of the Senior Notes pursuant to the terms hereof following the occurrence of a Tax Event.

“Tax Event Redemption Date” shall have the meaning set forth in Section 3.01.

“Tax Event Treasury Portfolio” shall have the meaning specified in the Purchase Contract and Pledge Agreement.

“Tax Event Treasury Portfolio Purchase Price” shall have the meaning specified in the Purchase Contract and Pledge Agreement.

The terms “Company,” “Trustee,” “Indenture,” “Base Indenture” and “Senior Notes” shall have the respective meanings set forth in the recitals to this Supplemental Indenture and the paragraph preceding such recitals.

ARTICLE 2
General Terms And Conditions Of The Senior Notes

Section 2.01.  Designation and Principal Amount.  There is hereby authorized a series of Securities designated as 4.375% Senior Notes initially due February 16, 2010 limited in aggregate principal amount to $100,000,000.  The Senior Notes may be issued from time to time upon written order of the Company for the authentication and delivery of Senior Notes pursuant to Section 303 of the Base Indenture.

Section 2.02.  Maturity.  Unless a Tax Event Redemption has occurred, the Senior Notes will mature and the principal amount thereof shall be due and payable together with all accrued and unpaid interest thereon, on the Stated Maturity.  The “Stated Maturity” shall mean February 16, 2010 or such later date falling on or prior to the tenth anniversary of the Reset Date determined by the Company on the Successful Remarketing Date (subject to agreement between the Company and the Remarketing Agent pursuant to Section 4(a) of the Remarketing Agreement with respect to the Remarketing Fee), it being understood that if there shall have been a Failed Remarketing, the Stated Maturity shall remain February 16, 2010.  Any extension of the Stated Maturity in accordance with this Section 2.02 shall be effective on and after the Reset Date.

Section 2.03.  Form, Payment and Appointment.  Except as provided in Section 2.04, the Senior Notes shall be issued in fully registered, certificated form, bearing identical terms. Principal of and interest on the Senior Notes will be payable, the transfer of such Senior Notes will be registrable, and such Senior Notes will be exchangeable for Senior Notes of a like aggregate principal amount in denominations of $1,000 (unless Senior Notes have previously been issued in denominations of $50 and integral multiples thereof, in which case Senior Notes will be exchangeable for a like aggregate principal amount in denominations of $50 and integral multiples of $50) and integral multiples of $1,000 bearing identical terms and provisions, at the office or agency of the Company maintained for such purpose in the Borough of Manhattan, The City of New York, which shall initially be the Corporate Trust Office of the Trustee; provided, however, that payment of interest may be made at the option of the Company by check mailed to the Holder at such address as shall appear in the Security Register or by wire transfer to an account appropriately designated by the Holder entitled to payment.

No service charge shall be made for any registration of transfer or exchange of the Senior Notes, but the Company may require payment from the Holder of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection therewith.

The Security Registrar and Paying Agent for the Senior Notes shall initially be the Trustee.

The Senior Notes shall be issuable in denominations of $1,000 and integral multiples of $1,000 in excess thereof; provided, however, that upon the release by the Collateral Agent of the Pledged Senior Notes (other than any release of Pledged Senior Notes in connection with (i) the creation of Treasury Units by Collateral Substitution, (ii) a Successful Remarketing, (iii) Cash Merger Early Settlement or (iv) Early Settlement in accordance with Sections 3.13, 5.02, 5.04(b) and 5.07 of the Purchase Contract and Pledge Agreement, respectively), the Senior Notes shall be issuable in denominations of $50 and integral multiples of $50.  Each Applicable Ownership Interest in a Senior Note held as a component of a Corporate Unit represents an undivided ownership interest of 1/20, or 5%, of $1,000 principal amount of Senior Notes.

Section 2.04.  Global Senior Notes.   Senior Notes that are no longer a component of the Corporate Units and released from the Collateral Account (as defined in the Purchase Contract and Pledge Agreement) will be issued in permanent global form (a “Global Senior Note”), and if issued as one or more Global Senior Notes, the Depositary shall be The Depository Trust Company or such other depositary as any officer of the Company may from time to time designate.  Upon the creation of Treasury Units or the recreation of Corporate Units, an appropriate annotation shall be made on the Schedule of Increases and Decreases on the Global Senior Notes held by the Depositary.  Unless and until such Global Senior Note is exchanged for Senior Notes in certificated form, Global Senior Notes may be transferred, in whole but not in part, and any payments on the Senior Notes shall be made, only to the Depositary or a nominee of the Depositary, or to a successor Depositary selected or approved by the Company or to a nominee of such successor Depositary.

Section 2.05.  Interest.  (a) The Senior Notes will bear interest initially at the rate of 4.375% per year (the “Interest Rate”) from the date of original issuance to, but excluding, the earlier of (i) the Stated Maturity and (ii) any Reset Date.  In the event of a Successful Remarketing of the Senior Notes, the Interest Rate will be reset by the Remarketing Agent at the appropriate Reset Rate with effect from the related Reset Date, as set forth under Section 7.02.  If the Interest Rate is so reset, the Senior Notes will bear interest at the Reset Rate from the related Reset Date until the principal thereof and interest thereon is paid or duly made available for payment and shall bear interest, to the extent permitted by law, compounded semi-annually, on any overdue principal and payment of interest at the Interest Rate through and including the day immediately preceding the Reset Date and at the Reset Rate thereafter.

(b)           Interest on the Senior Notes shall be payable initially quarterly in arrears on February 16, May 16, August 16 and November 16 of each year (each, a “Quarterly Interest Payment Date”), commencing May 16, 2005, to the Person in whose name such Senior Note, or any predecessor Senior Note, is registered at the close of business on the Record Date for such Interest Payment Date.  Following a Successful Remarketing of the Senior Notes, interest on the Senior Notes shall be payable semi-annually in arrears on the Subsequent Interest Payment Dates (together with Quarterly Interest Payment Dates, the “Interest Payment Dates”).  Interest payments will include interest accrued from and including the immediately preceding Interest Payment Date or, in the case of the first Interest Payment Date, from and including February 11, 2005, to but excluding such Interest Payment Date.  If the Reset Date is not a Quarterly Interest Payment Date, (i) interest paid on the Reset Date to the Collateral Agent will be paid by the Collateral Agent to Holders of Corporate Units subject to the provisions of the Purchase Contract and Pledge Agreement on the Payment Date for the Corporate Units next following the Reset Date and (ii) interest on the Senior Notes will accrue from, and including, the Reset Date at the Reset Rate and be payable on the Subsequent Interest Payment Dates.

(c)           The amount of interest payable for any full quarterly period, or, following a Successful Remarketing, for any full semi-annual period, will be computed on the basis of a 360-day year consisting of twelve 30-day months.  The amount of interest payable for any period shorter than a full quarterly or semi-annual period, as the case may be, for which interest is computed will be computed on the basis of a 30-day month and, for any period less than a month, on the basis of the actual number of days elapsed per 30-day month.  In the event that any scheduled Interest Payment Date falls on a day that is not a Business Day, then payment of interest payable on such Interest Payment Date will be made on the next succeeding day which is a Business Day (and without any interest or other payment in respect of any such delay), except that, if such Business Day is in the next calendar year, then such payment will be made on the preceding Business Day, in each case, with the same force and effect as if made on such scheduled Interest Payment Date.

Section 2.06.  No Defeasance.  The provisions of Article 14 of the Base Indenture shall not apply to the Senior Notes.

Section 2.07.  No Sinking Fund.  The Senior Notes are not entitled to the benefit of any sinking fund.

Section 2.08.  Voting Rights.  The provisions of Section 1505(c) of the Base Indenture shall not apply to the Senior Notes.

ARTICLE 3
Redemption of The Senior Notes

Section 3.01.  Tax Event Redemption.  If a Tax Event shall occur and be continuing, the Company may, at its option, redeem the Senior Notes in whole, but not in part, on any Interest Payment Date prior to the earlier of the Successful Remarketing Date or the Purchase Contract Settlement Date, at a price per Senior Note equal to the Redemption Price, payable on the date of redemption (the “Tax Event Redemption Date”) in accordance with the redemption procedures set forth in Section 3.02 below.  Notice of any Tax Event Redemption will be mailed by the Company (with a copy to the Trustee) at least 30 days but not more than 60 days before the Tax Event Redemption Date to each registered Holder of the Senior Notes at its registered address.  In addition, the Company shall notify the Collateral Agent in writing that a Tax Event has occurred and that the Company intends to redeem the Senior Notes on the Tax Event Redemption Date.  Unless the Company defaults in the payment of the Redemption Price, on and after the Tax Event Redemption Date, (a) interest shall cease to accrue on the Senior Notes, (b) the Senior Notes shall become due and payable at the Redemption Price, and (c) the Senior Notes shall be void and all rights of the Holders in respect of the Senior Notes shall terminate and lapse (other than the right to receive the Redemption Price upon surrender of such Senior Notes but without interest on such Redemption Price).   Following the notice of a Tax Event Redemption, neither the Company nor the Trustee shall be required to register the transfer of or exchange the Senior Notes to be redeemed.

Section 3.02.  Redemption Procedures.   On or prior to the Tax Event Redemption Date, the Company shall deposit with the Trustee immediately available funds in an amount sufficient to pay, on the Tax Event Redemption Date, the aggregate Redemption Price for all outstanding Senior Notes.  In exchange for any Senior Notes surrendered for redemption on or after the Tax Event Redemption Date, the Trustee shall pay an amount equal to the Redemption Price (a) to the Collateral Agent, in the case of Senior Notes that are included in Corporate Units, which amount shall be applied by the Collateral Agent in accordance with the terms of the Purchase Contract and Pledge Agreement, and (b) to the holders of the Separate Senior Notes, in the case of Separate Senior Notes.

ARTICLE 4
Form Of Senior Note

Section 4.01.  Form Of Senior Note.  The Senior Notes and the Trustee’s Certificate of Authentication to be endorsed thereon are to be substantially in the forms attached as Exhibit A hereto, with such changes therein as the officers of the Company executing the Senior Notes (by manual or facsimile signature) may approve, such approval to be conclusively evidenced by their execution thereof.

ARTICLE 5
Original Issue Of Senior Notes

Section 5.01.  Original Issue Of Senior Notes.  Senior Notes in the aggregate principal amount of $100,000,000 may from time to time, upon execution of this Supplemental Indenture, be executed by the Company and delivered to the Trustee for authentication, and the Trustee shall thereupon authenticate and deliver said Senior Notes to or upon the written order of the Company pursuant to Section 303 of the Base Indenture without any further action by the Company (other than as required by the Base Indenture).

ARTICLE 6
Original Issue Discount

Section 6.01.  Original Issue Discount.  The Company shall file with the Trustee promptly at the end of each calendar year (i) a written notice specifying the amount of original issue discount (including daily rates and accrual periods) accrued on Senior Notes that are outstanding as of the end of the year and (ii) such other specific information relating to such original issue discount as may then be relevant under the Internal Revenue Code of 1986, as amended from time to time.

ARTICLE 7
Remarketing

Section 7.01.  Remarketing Procedures.  (a)  Pursuant to the Remarketing Agreement and as described below, the Company (i) during the Period for Early Remarketing may, at its option, and in its sole discretion, select one or more Three-Day Remarketing Periods consisting of three successive Remarketing Dates on each of which it shall cause the Remarketing Agent to remarket, in whole (but not in part), unless the Senior Notes have previously been successfully remarketed in accordance with the provisions of the Remarketing Agreement or a Tax Event Redemption shall have occurred or will occur on or prior to the last possible Reset Date related to the applicable Three-Day Remarketing Period, (A) the Pledged Senior Notes of Corporate

Units holders included in the Corporate Units, and (B) any Separate Senior Notes of Holders who have elected in the manner set forth in the Purchase Contract and Pledge Agreement and the Remarketing Agreement to have their Senior Notes so remarketed, for settlement on the third Business Day following the Remarketing Date on which a Successful Remarketing occurs, and (ii) shall, unless the Senior Notes have previously been successfully remarketed in accordance with the provisions of the Remarketing Agreement or a Tax Event Redemption Date shall have occurred or will occur on or prior to the Purchase Contract Settlement Date, cause the Remarketing Agent to remarket, in whole (but not in part), on each Remarketing Date during the Final Three-Day Remarketing Period, (A) the Pledged Senior Notes of Corporate Unit holders who have not already settled the Purchase Contracts included in their Corporate Units and who have failed to notify the Purchase Contract Agent, on or prior to the seventh Business Day immediately preceding the Purchase Contract Settlement Date, of their intention to settle such Purchase Contracts in cash, and (B) any Separate Senior Notes of Holders who have elected in the manner set forth herein to have their Senior Notes so remarketed, for settlement on the Purchase Contract Settlement Date. The Company may select a Three-Day Remarketing Period during the Period for Early Remarketing by designating each of the three sequential Remarketing Dates to comprise such Three-Day Remarketing Period, provided that no Remarketing Date during the Period for Early Remarketing shall occur earlier than the third Business Day prior to August 16, 2007 nor later than the ninth Business Day prior to the Purchase Contract Settlement Date.

(b)           The Company will request, not less than 10 Business Days prior to each Remarketing Announcement Date, that the Depositary (or any successor or its nominee) notify the Depositary participants holding Senior Notes, Corporate Units and Treasury Units of the Remarketing.

(c)           On the Remarketing Announcement Date, the Company shall make an announcement regarding the proposed Remarketing of the Senior Notes (the “Remarketing Announcement”).  The Remarketing Announcement shall specify the following:

(i)    (A)          if the Remarketing Announcement relates to a Remarketing to occur during the Period for Early Remarketing, that the Senior Notes may be remarketed on any and all of the sixth, seventh and eighth Business Days following such Remarketing Announcement Date;

(B)           if the Remarketing Announcement relates to a Remarketing to occur during the Final Remarketing Period, that the Senior Notes may be remarketed on any and all of the third, fourth and fifth Business Days following such Remarketing Announcement Date;

(ii)   (A)          if the Remarketing Announcement relates to a Remarketing to occur during the Period for Early Remarketing, that the Reset Date will be the third Business Day following the Remarketing Date on which the Senior Notes are successfully remarketed; or

(B)           if the Remarketing Announcement relates to a Remarketing to occur during the Final Three-Day Remarketing Period, that the Reset Date will be February 16, 2008 if there is a Successful Remarketing;

(iii)  that the Reset Rate and Subsequent Interest Payment Dates for the Senior Notes will be established, and that the Stated Maturity of the Senior Notes may be extended by the Company, on the Successful Remarketing Date and effective on and after the Reset Date;

(iv)  (A)          if the Remarketing Announcement relates to a Remarketing to occur during the Period for Early Remarketing, that the Reset Rate will equal the interest rate on the Senior Notes that will enable the Senior Notes to be remarketed at a price (the “Remarketing Price”) equal to at least 100% of the sum of the Remarketing Treasury Portfolio Purchase Price and the Separate Senior Notes Purchase Price, plus the applicable Remarketing Fee; or

(B)           if the Remarketing Announcement relates to a Remarketing to occur during the Final Three-Day Remarketing Period, that the Reset Rate will equal the interest rate on the Senior Notes that will enable the Senior Notes to be remarketed at a price (the “Contract Settlement Price”) equal to at least 100% of their aggregate principal amount, plus the applicable Remarketing Fee; and

(v)   the possible ranges of the Remarketing Fee, expressed as a percentage of the Remarketing Treasury Portfolio Purchase Price and the Separate Senior Notes Purchase Price or as a percentage of the aggregate principal amount of the Senior Notes to be remarketed, as the case may be.

On the Business Day immediately following the Remarketing Announcement Date, the Company will issue a press release through any appropriate news agency, including Dow Jones & Company, Inc. and Bloomberg Business News containing the Remarketing Announcement and publish such Remarketing Announcement on the Company’s website or through another public medium as the Company may use at the time.

(d)           Each Holder of Separate Senior Notes may elect to have Separate Senior Notes held by such Holder remarketed in any Remarketing.  A Holder making such an election must, pursuant to the Purchase Contract and Pledge Agreement, notify the Custodial Agent and deliver such Separate Senior Notes to the Custodial Agent on or prior to 5:00 p.m., New York City time, on the second Business Day, but no earlier than the fifth Business Day, immediately preceding the first Remarketing Date of any Three-Day Remarketing Period.  Any such notice and delivery may not be conditioned upon the level at which the Reset Rate is established in the Remarketing.  Any such notice and delivery may be withdrawn on or prior to 5:00 p.m., New York City time, on the second Business Day immediately preceding the first Remarketing Date of the applicable Three-Day Remarketing Period in accordance with the provisions set forth in the Purchase Contract and Pledge Agreement.  Any such notice and delivery not withdrawn by such time will be irrevocable with respect to such Remarketing.  Pursuant to Section 5.02 of the Purchase Contract and Pledge Agreement, promptly after 11:00 a.m., New York City time, on the Business Day immediately preceding the first Remarketing Date of the applicable Three-Day Remarketing Period, the Custodial Agent, based on the notices and deliveries received by it prior to such time, shall notify the Remarketing Agent of the principal amount of Separate Senior Notes to be tendered for Remarketing and shall cause such Separate Senior Notes to be presented to the Remarketing Agent.  Under Section 5.02 of the Purchase Contract and Pledge Agreement, certain Senior Notes that are components of Corporate Units will be deemed tendered for Remarketing and will be remarketed in accordance with the terms of the Remarketing Agreement.

(e)           Unless and until there has been a Successful Remarketing, on each Remarketing Date during a Three-Day Remarketing Period, the Company shall cause the Remarketing Agent to use its reasonable efforts to remarket the Senior Notes that the Collateral Agent and the Custodial Agent shall have notified the Remarketing Agent have been tendered for, or otherwise are to be included in, the Remarketing, at a price per $1,000 principal amount of the Senior Notes such that the aggregate price for the aggregate principal amount of the Senior Notes being Remarketed on that date will be approximately (i) if the Reset Date is not the Purchase Contract Settlement Date, the Remarketing Price or (ii) if the Reset Date is the Purchase Contract Settlement Date, the Contract Settlement Price.

(f)            In the event of a Successful Remarketing, on the Remarketing Date, the Remarketing Agent shall notify (i) the Collateral Agent, the Custodial Agent, the Purchase Contract Agent, the Company, the Trustee, the Depositary and the Clearing Agency of the Reset Rate determined in such Remarketing, the Subsequent Interest Payment Dates and the related Regular Record Dates, any extension by the Company of the Stated Maturity of the Senior Notes and the aggregate principal amount of Senior Notes sold in such Remarketing, (ii) each purchaser of the Reset Rate, the Subsequent Interest Payment Dates and the related Regular Record Dates, the Stated Maturity of the Senior Notes and the aggregate principal amount such purchaser is to purchase and (iii) each purchaser to give instructions to its Depositary participant to pay the purchase price on the Reset Date in same day funds against delivery of the Senior Notes purchased through the Depositary’s normal procedures.  In addition, the Company will request the Depositary to notify its participants, no later than the Business Day next succeeding the Successful Remarketing Date, of the Reset Rate, the Subsequent Interest Payment Dates and related Regular Record Dates and any extension of the Stated Maturity of the Senior Notes.

(g)           In accordance with the Depositary’s normal procedures, on the Reset Date, the transactions described above with respect to each Senior Note tendered for purchase and sold in such Remarketing shall be executed through the Depositary, and the accounts of the respective Depositary participants shall be debited and credited and such Senior Notes delivered by book entry as necessary to effect purchases and sales of such Senior Notes.  The Depositary shall make payment in accordance with its normal procedures.

(h)           In no event shall the aggregate price for the Senior Notes in a Remarketing be less than a price (the “Minimum Price”) equal to (i) in the case of a Remarketing during the Period for Early Remarketing, 100% of the sum of the Remarketing Treasury Portfolio Purchase Price and the Separate Senior Notes Purchase Price or (ii) in the case of a Remarketing during the Final Three-Day Remarketing Period, 100% of the aggregate principal amount of the Senior Notes being remarketed.  A remarketing attempt on any Remarketing Date will be deemed unsuccessful if the (i) Remarketing Agent is unable to remarket the Senior Notes for an aggregate price that is at least equal to the Minimum Price; or (ii) if a condition precedent to such Remarketing is not fulfilled.

(i)            The right of each Holder of Senior Notes that are included in Corporate Units to have such Senior Notes, and each Holder of Separate Senior Notes to have any Separate Senior Notes (together, the “Remarketed Senior Notes”), remarketed and sold on any Remarketing Date shall be limited to the extent that (i) the Remarketing Agent conducts a Remarketing pursuant to the terms of the Remarketing Agreement, (ii) a Tax Event Redemption has not occurred prior to such Remarketing Date, (iii) the Remarketing Agent is able to find a purchaser or purchasers for Remarketed Senior Notes at the Minimum Price, and (iv) the purchaser or purchasers deliver the purchase price therefor to the Remarketing Agent as and when required.

(j)            Neither the Trustee, the Company nor the Remarketing Agent shall be obligated in any case to provide funds to make payment upon tender of Senior Notes for Remarketing.

Section 7.02.  Reset Rate.  (a) In connection with each Remarketing, the Remarketing Agent shall determine the reset interest rate (rounded to the nearest one-thousandth (0.001) of one percent per annum) that it believes will, when applied to the Senior Notes (with any extension of the Stated Maturity as determined by the Company pursuant to Section 2.05 of this Supplemental Indenture taken into account), enable the aggregate principal amount of the Senior Notes being remarketed on such date to be sold at an aggregate price equal to at least (i) if the Reset Date is not the Purchase Contract Settlement Date, the Remarketing Price or (ii) if the Reset Date is the Purchase Contract Settlement Date, the Contract Settlement Price.  The reset interest rate established on the Remarketing Date on which a Successful Remarketing occurs shall be the “Reset Rate.”

(b)           Anything herein to the contrary notwithstanding, the Reset Rate shall not exceed the maximum rate permitted by applicable law and the Remarketing Agent shall have no obligation to determine whether there is any limitation under applicable law on the Reset Rate or, if there is any such limitation, the maximum permissible Reset Rate on the Senior Notes and they shall rely solely upon written notice from the Company (which the Company agrees to provide prior to the eighth Business Day before the first Remarketing Date of any Three-Day Remarketing Period) as to whether or not there is any such limitation and, if so, the maximum permissible Reset Rate.

(c)           In the event of a Failed Remarketing or if no Senior Notes are included in Corporate Units and none of the holders of the Separate Senior Notes elect to have their Senior

Notes remarketed in any Remarketing, the applicable interest rate on the Senior Notes will not be reset and will continue to be the Interest Rate.

(d)           In the event of a Successful Remarketing, the Interest Rate shall be reset at the Reset Rate as determined by the Remarketing Agent under the Remarketing Agreement.  The Reset Rate shall be effective from and after the Reset Date.

Section 7.03.  Failed Remarketing.   (a)  If, by 4:00 p.m., New York City time, on the last Remarketing Date of any Three-Day Remarketing Period, the Remarketing Agent is unable to remarket all of the Remarketed Senior Notes at the Minimum Price, pursuant to the terms and conditions hereof, a Failed Remarketing shall be deemed to have occurred, and the Remarketing Agent shall so advise, by telephone the Depositary, the Purchase Contract Agent and the Company.  Promptly following any Failed Remarketing, the Remarketing Agent shall return, no later than the Business Day immediately following the end of such Three-Day Remarketing Period, the Separate Senior Notes submitted for Remarketing, if any, to the Custodial Agent for distribution to the appropriate holders pursuant to the terms of the Purchase Contract and Pledge Agreement.

(b)           The Company shall cause a notice of such Failed Remarketing to be published through any appropriate news agency, including Dow Jones & Company, Inc. and Bloomberg Business News no later than 9:00 a.m., New York City time, on the Business Day following the last Remarketing Date of such Three-Day Remarketing Period (which notice, if the unsuccessful Remarketing attempt shall occur during the Final Three-Day Remarketing Period, shall include the procedures that must be followed if a Holder of Senior Notes wishes to exercise its right to put such Senior Notes to the Company).

Section 7.04.  Put Right.  (a) If there has not been a Successful Remarketing prior to the Purchase Contract Settlement Date, Holders of Separate Senior Notes and Holders of Senior Notes that are a component of Corporate Units will, subject to this Section 7.04, have the right (the “Put Right”) to require the Company to purchase their Senior Notes, on the Purchase Contract Settlement Date, at a price per Senior Note equal to $1,000 ($50 per Applicable Ownership Interest) plus accrued and unpaid interest to but excluding the Purchase Contract Settlement Date (the “Put Price”); provided, however, that as of the Purchase Contract Settlement Date, Holders of Senior Notes that are part of a Corporate Unit with respect to which a Put Right has been automatically exercised under clause (b) below shall be deemed to have elected to pay the Purchase Price for the shares of Common Stock to be issued under the related Purchase Contract from a portion of the Proceeds of the Put Right of such Senior Notes equal to the Purchase Price, less any Deferred Contract Adjustment Payments, in full satisfaction of such Holders’ obligations under the Purchase Contracts, and any remaining amount of the Put Price following satisfaction of the related Purchase Contract will be paid to such Holder.

(b)           The Put Right of Holders of Senior Notes that are part of Corporate Units will be automatically exercised unless such Holders (1) prior to 11:00 a.m., New York City time, on the second Business Day immediately preceding the Purchase Contract Settlement Date, provide written notice to the Purchase Contract Agent of their intention to settle the related Purchase Contract with separate cash, and (2) on or prior to 11:00 a.m., New York City time, on the Business Day immediately preceding the Purchase Contract Settlement Date, deliver to the Collateral Agent $50 in cash per Purchase Contract, in each case pursuant to the Purchase Contract Agreement.  The Put Price for Holders of Separate Senior Notes shall be applied in accordance with Section 7.04(c) below.

(c)           The Put Right of a Holder of a Separate Senior Note shall only be exercisable upon delivery of a notice to the Trustee by such Holder on or prior to the second Business Day prior to the Purchase Contract Settlement Date.  On or prior to the Purchase Contract Settlement Date, the Company shall deposit with the Trustee immediately available funds in an amount sufficient to pay, on the Purchase Contract Settlement Date, the aggregate Put Price of all Separate Senior Notes with respect to which a Holder has exercised a Put Right.  In exchange for any Separate Senior Notes surrendered pursuant to the Put Right, the Trustee shall then distribute such amount to the Holders of such Separate Senior Notes.

Section 7.05.          Additional Event of Default.  In addition to the events listed as Events of Default in Section 501 of the Base Indenture, it shall be an additional Event of Default with respect to the Senior Notes, if the Company shall not have satisfied its obligation to pay the Put Price when due with respect to any Separate Senior Note following exercise of the Put Right in accordance with Section 7.04.

ARTICLE 8
Tax Treatment

Section 8.01.  Tax Treatment.  The Company agrees, and by acceptance of a Corporate Unit, each holder of a Corporate Unit will be deemed to have agreed (1) for United States federal, state and local income and franchise tax purposes to treat the acquisition of a Corporate Unit as the acquisition of the Senior Note and the Purchase Contract constituting the Corporate Unit and (2) to treat the Senior Note as indebtedness for United States federal, state and local income and franchise tax purposes.  A Holder of Senior Notes may obtain the comparable yield and projected payment schedule for the Senior Notes, determined by the Company pursuant to Treas. Reg. Sec. 1.1275-4, by submitting a written request for such information to the Company at the following address:  Southern Union Company, One PEI Center, Second Floor, Wilkes-Barre, Pennsylvania 18711 (fax:  570-829-8900), Attention: Thomas F. Karam.

ARTICLE 9
Miscellaneous

Section 9.01.  Ratification Of Indenture. The Base Indenture, as supplemented by this Supplemental Indenture, is in all respects ratified and confirmed, and this Supplemental

Indenture shall be deemed part of the Indenture in the manner and to the extent herein and therein provided.

Section 9.02  Responsibility For Recitals, Etc.  The recitals herein and in the Senior Notes (except in the Trustee’s certificate of authentication) shall be taken as the statements of the Company, and the Trustee assumes no responsibility for the correctness thereof.  The Trustee makes no representations as to the validity or sufficiency of this Supplemental Indenture or of the Senior Notes.  The Trustee shall not be accountable for the use or application by the Company of the Senior Notes or of the proceeds thereof.

Section 9.03. Separability.  In case any one or more of the provisions contained in this Supplemental Indenture or in the Senior Notes shall for any reason be held to be invalid, illegal or unenforceable in any respect, then, to the extent permitted by law, such invalidity, illegality or unenforceability shall not affect any other provisions of this Supplemental Indenture or of the Senior Notes, but this Supplemental Indenture and the Senior Notes shall be construed as if such invalid or illegal or unenforceable provision had never been contained herein or therein.

Section 9.04  Successors And Assigns.  This Agreement shall be binding upon and inure to the benefit of the respective successors and assigns of the Company and the Trustee.

Section 9.05.  Governing Law.  THIS SUPPLEMENTAL INDENTURE AND THE SENIOR NOTES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO THE CONFLICTS OF LAW PROVISIONS THEREOF.  The Company and the Trustee hereby submit to the nonexclusive jurisdiction of the United States District Court for the Southern District of New York and of any New York state court sitting in New York City for the purposes of all legal proceedings arising out of or relating to this Supplemental Indenture or the Senior Notes.  The Company and the Trustee irrevocably waive to the fullest extent permitted by applicable law, any objection which they may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum.

Section 9.06.  Counterparts.  This Supplemental Indenture may be executed in any number of counterparts by the parties hereto on separate counterparts, each of which, when so executed and delivered, shall be deemed an original, but all such counterparts shall together constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, as of the day and year first written above.

SOUTHERN UNION COMPANY

By:	/s/ David J. Kvapil
	Name:	David J. Kvapil
	Title:	Executive Vice President &
Chief Financial Officer

Attest:	/s/ Robert M. Kerrigan

Name:	Robert M. Kerrigan
Title:	Corporate Counsel &
Assistant Secretary

JPMORGAN CHASE BANK, N.A., as Trustee

By:	/s/ Paul J. Schmalzal
	Name:	Paul J. Schmalzal
	Title:	Vice President

Attest:	/s/ Rosa Ciaccia

Name:	Rosa Ciaccia
Title:	Trust Officer

EXHIBIT A

[IF THIS SENIOR NOTE IS TO BE A GLOBAL SECURITY, INSERT:]

THIS SENIOR NOTE IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF THE DEPOSITORY TRUST COMPANY OR A NOMINEE OF THE DEPOSITORY TRUST COMPANY. THIS SENIOR NOTE IS EXCHANGEABLE FOR SECURITIES REGISTERED IN THE NAME OF A PERSON OTHER THAN THE DEPOSITORY TRUST COMPANY OR ITS NOMINEE ONLY IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE AND MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITORY TRUST COMPANY TO A NOMINEE OF THE DEPOSITORY TRUST COMPANY OR BY A NOMINEE OF THE DEPOSITORY TRUST COMPANY TO THE DEPOSITORY TRUST COMPANY OR ANOTHER NOMINEE OF THE DEPOSITORY TRUST COMPANY.

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

FOR PURPOSES OF SECTIONS 1272, 1273 AND 1275 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED, THIS SENIOR NOTE IS BEING ISSUED WITH ORIGINAL ISSUE DISCOUNT. IN ADDITION, THIS SENIOR NOTE IS SUBJECT TO THE UNITED STATES FEDERAL INCOME TAX REGULATIONS GOVERNING CONTINGENT PAYMENT DEBT INSTRUMENTS IN TREASURY REGULATIONS SECTION 1.1275-4 (THE “CONTINGENT DEBT REGULATIONS”). FOR UNITED STATES FEDERAL INCOME TAX PURPOSES, HOLDERS WILL BE REQUIRED TO ACCRUE INTEREST WITH RESPECT TO THIS SENIOR NOTE AS ORIGINAL ISSUE DISCOUNT ACCORDING TO THE “NONCONTINGENT BOND METHOD” SET FORTH IN THE CONTINGENT DEBT REGULATIONS, USING THE COMPARABLE YIELD OF 4.77%, COMPOUNDED SEMI-ANNUALLY, AND THE PROJECTED PAYMENT SCHEDULE AS DETERMINED BY US. UPON WRITTEN REQUEST BY A HOLDER OF THIS SENIOR NOTE WE WILL PROMPTLY PROVIDE TO SUCH HOLDER THE ISSUE PRICE, AMOUNT OF ORIGINAL ISSUE DISCOUNT, ISSUE DATE, YIELD TO MATURITY, COMPARABLE YIELD AND PROJECTED PAYMENT SCHEDULE. SUCH WRITTEN REQUEST SHOULD BE SENT TO US AT THE FOLLOWING ADDRESS: SOUTHERN

UNION COMPANY, ONE PEI CENTER, SECOND FLOOR, WILKES-BARRE, PENNSYLVANIA 18711 (FAX: 570-829-8900), ATTENTION: THOMAS F. KARAM.

SOUTHERN UNION COMPANY

4.375% Senior Notes initially due February 16, 2010

$

No. [ ]	CUSIP No.

SOUTHERN UNION COMPANY, a corporation organized and existing under the laws of Delaware (hereinafter called the “Company,” which term includes any successor corporation under the Indenture hereinafter referred to), for value received, hereby promises to pay to [Cede & Co.]/[JPMorgan Chase Bank, N.A., as Purchase Contract Agent], or its registered assigns, the principal sum of up to ONE HUNDRED MILLION ($100,000,000), as set forth in the Schedule of Increases or Decreases in the Senior Note attached hereto, on the Stated Maturity, and to pay interest thereon from February 11, 2005 or from the most recent Interest Payment Date to which interest has been paid or duly provided for, quarterly in arrears on February 16, May 16, August 16 and November 16 (each a “Quarterly Interest Payment Date”) of each year, commencing May 16, 2005, at the rate of 4.375% per annum through and including the day immediately preceding the Reset Date, if any, and thereafter semi-annually in arrears on the Subsequent Interest Payment Dates (together with the Quarterly Interest Payment Dates, the “Interest Payment Dates”) at the Reset Rate, in each case on the basis of a 360-day year consisting of twelve 30-day months, until the principal hereof is paid or duly provided for or made available for payment, and (to the extent that the payment of such interest shall be legally enforceable) to pay interest, compounded quarterly, at the rate of 4.375% per annum on any overdue principal and payment of interest through and including the day immediately preceding the Reset Date, if any, and thereafter, compounded semi-annually, at the Reset Rate, if any.  The amount of interest payable for any period shorter than a full quarterly or semi-annual period, as the case may be, for which interest is computed will be computed on the basis of a 30-day month and, for any period less than a month, on the basis of the actual number of days elapsed per 30-day month.  The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in such Indenture, be paid to the Person in whose name this Senior Note (or one or more Predecessor Senior Notes) is registered at the close of business on the Record Date for such Interest Payment Date.

Payment of the principal of and interest on this Senior Note will be made at the office or agency of the Company maintained for that purpose in the Borough of Manhattan, The City of New York, which shall initially be the Corporate Trust Office of the Trustee, in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts; provided, however, that payment of interest may be made at the option of the

Company by check mailed to the Holder at such address as shall appear in the Security Register or by wire transfer to an account appropriately designated by the Holder entitled to payment.

Reference is hereby made to the further provisions of this Senior Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, this Senior Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed under its corporate seal.

Dated:

SOUTHERN UNION COMPANY

By:
Name:
Title:

Attest

By:
Name:
Title:

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is one of the Senior Notes referred to in the within mentioned Indenture.

Dated:

JPMORGAN CHASE BANK, N.A., as Trustee

By:
Authorized Officer

FORM OF REVERSE OF SENIOR NOTE

This Senior Note is one of a duly authorized issue of securities of the Company (herein called the “Senior Notes”), issued and to be issued in one or more series under an Indenture (the “Base Indenture,” and as further supplemented by the Second Supplemental Indenture, the “Indenture”), dated as of January 31, 1994, between the Company and JPMorgan Chase Bank, N.A., as Trustee, as further supplemented by the Second Supplemental Indenture (the “Second Supplemental Indenture”), dated as of February 11, 2005, to which Indenture reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee and the Holders of the Senior Notes and of the terms upon which the Senior Notes are, and are to be, authenticated and delivered.  This Senior Note is one of the series designated on the face hereof, limited in aggregate principal amount to $100,000,000.

Unless an earlier Tax Event Redemption has occurred, this Senior Note shall mature and the principal amount thereof shall be due and payable together with all accrued and unpaid interest thereon on the Stated Maturity.  The “Stated Maturity” shall mean February 16, 2010 or such later date falling on or prior to the tenth anniversary of the Reset Date determined by the Company on the Successful Remarketing Date (subject to agreement between the Company and the Remarketing Agent pursuant to Section 4(a) of the Remarketing Agreement with respect to the Remarketing Fee), it being understood that if there shall have been a Failed Remarketing, the Stated Maturity shall remain February 16, 2010.  Any extension of the Stated Maturity in accordance with this shall be effective on and after the Reset Date.

“Subsequent Interest Payment Date” means, following the Reset Date, each semi-annual interest payment date established by the Company on the Remarketing Date on which the Senior Notes are successfully remarketed.

If a Tax Event shall occur and be continuing, the Company may, at its option, redeem the Senior Notes of this series in whole, but not in part, on any Interest Payment Date prior to the earlier of the Successful Remarketing Date or the Purchase Contract Settlement Date, at a price per Senior Note equal to the Redemption Price as set forth in the Indenture.

If this Senior Note is not a component of Corporate Units, the Holder of this Senior Note may, on or prior to the second Business Day, but no earlier than the fifth Business Day, immediately preceding the first Remarketing Date of any Three-Day Remarketing Period, elect to have this Senior Note remarketed in the same manner as Pledged Senior Notes, by delivering this Senior Note, along with a notice of such election to JPMorgan Chase Bank, N.A., as Custodial Agent, for Remarketing in accordance with the Purchase and Pledge Agreement.

If there has not been a Successful Remarketing prior to the Purchase Contract Settlement Date, the holders of Senior Notes will have the right to require the Company to purchase their

Senior Notes on the Purchase Contract Settlement Date, all as more fully described in the Indenture.

The Senior Notes are not entitled to the benefit of any sinking fund and will not be subject to defeasance.

If an Event of Default with respect to Senior Notes of this series shall occur and be continuing, the principal of the Senior Notes of this series may be declared due and payable in the manner and with the effect provided in the Indenture.

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Senior Notes at any time by the Company and the Trustee with the consent of the Holders of a majority in principal amount of the Senior Notes at the time Outstanding.  The Indenture also contains provisions permitting the Holders of specified percentages in principal amount of the Senior Notes at the time Outstanding, on behalf of the Holders of all Senior Notes, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences.  Any such consent or waiver by the Holder of this Senior Note shall be conclusive and binding upon such Holder and upon all future Holders of this Senior Note and of any Senior Note issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Senior Note.

No reference herein to the Indenture and no provision of this Senior Note or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and interest on this Senior Note at the times, place and rate, and in the coin or currency, herein prescribed.

As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Senior Note is registrable in the Securities Register, upon surrender of this Senior Note for registration of transfer at the office or agency of the Company in any place where the principal of and interest on this Senior Note are payable, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Securities Registrar duly executed by the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Senior Notes of this series, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

The Senior Notes of this series are issuable only in registered form without coupons in denominations of $1,000 and any integral multiple thereof except as provided for in Section 2.03 of Second Supplemental Indenture.  As provided in the Indenture and subject to certain limitations therein set forth, Senior Notes of this series are exchangeable for a like aggregate principal amount of Senior Notes of this series of a different authorized denomination, as requested by the Holder surrendering the same.

No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Prior to due presentment of this Senior Note for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Senior Note is registered as the owner hereof for all purposes, whether or not this Senior Note be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

All terms used in this Senior Note which are defined in the Indenture shall have the meanings assigned to them in the Indenture.

The Company agrees, and by acceptance of a Corporate Unit, each holder of a Corporate Unit will be deemed to have agreed (1) for United States federal, state and local income and franchise tax purposes to treat the acquisition of a Corporate Unit as the acquisition of the Senior Note and the Purchase Contract constituting the Corporate Unit and (2) to treat the Senior Note as indebtedness for United States federal, state and local income and franchise tax purposes.  A Holder of Senior Notes may obtain the comparable yield and projected payment schedule for the Senior Notes, determined by the Company pursuant to Treas. Reg. Sec. 1.1275-4, by submitting a written request for it to the Company at the following address: Southern Union Company, One PEI Center, Second Floor, Wilkes-Barre, Pennsylvania 18711 (fax:  570-829-8900), Attention: Thomas F. Karam.

ASSIGNMENT

FOR VALUE RECEIVED, the undersigned assigns and transfers this Senior Note to:

(Insert assignee’s social security or tax identification number)

(Insert address and zip code of assignee)

and irrevocably appoints

agent to transfer this Senior Note on the books of the Company. The agent may substitute another to act for him or her.

Date:

Signature:

Signature Guarantee:

(Sign exactly as your name appears on the other side of this Senior Note)

DTC Participant #:

SIGNATURE GUARANTEE

Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

SCHEDULE OF INCREASES OR DECREASES IN SENIOR NOTE

The following increases or decreases in a part of this Senior Note have been made:

Date	Amount of decrease in principal amount of this Senior Note	Amount of increase in principal amount of this Senior Note	Principal amount of this Senior Note following such decrease (or increase)	Signature of authorized officer of Trustee